Exhibit 99.2
NATIONAL CITY CORPORATION
CEO POST-RETIREMENT
OFFICE PLAN
Effective July 24, 2007
ARTICLE 1. ESTABLISHMENT AND PURPOSE OF PLAN
     1.1 Establishment The following are the provisions of the National City Corporation CEO Post-Retirement Office Plan (the “Plan”). The Plan shall be effective as of July 24, 2007.
     1.2 Purpose. The purpose of the Plan is to promote the long-term profitability, success and reputation of the Corporation.
     1.3 Operation of the Plan. The Plan shall be administered by the Compensation and Organization Committee of the Board of Directors of the Corporation. The Plan shall serve as a non-qualified plan providing the post-retirement benefits set forth below.
ARTICLE 2. DEFINITIONS
     2.1 Definitions. Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized.
(a)	“Board” shall mean the Board of Directors of the Corporation.

(b)	“Committee” shall mean the Compensation and Organization Committee of the Board, or another committee appointed by the Board to serve as the administering committee of the Plan.

(c)	“Corporation” shall mean National City Corporation, a Delaware corporation.

(d)	“Early Retirement” shall mean retirement from all Employers at or after age 55 with at least ten years of continuous service with the Employers prior to Normal Retirement.

(e)	“Employer” shall mean the Corporation or any corporation, organization or entity then controlled by the Corporation.

(f)	“Normal Retirement” shall mean leaving the employ of all Employers at or after the age 62 with at least twenty years of continuous service with the Employers or at or after the age 65 with at least 5 years of continuous service with the Employers.

(g)	“Participant” see Article 3.

(h)	“Plan” see Section 1.1.

(i)	“Retirement Date” means the individual’s last day of active regular employment prior to Early Retirement or Normal Retirement.
     2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine, and the definition of any term in the singular shall include the plural.
ARTICLE 3. ELIGIBILITY
     Eligibility. Eligibility for participation in the Plan will be limited to individuals who have served as the Chief Executive Officer of the Corporation and who have retired at Normal Retirement or Early Retirement with the approval of the Committee (“Participant”).
ARTICLE 4. BENEFITS
     4.1 Office Space and Administrative Support. The Corporation will provide the Participant the use of a private office at one of the Employers’ facilities for personal and business use. In addition, the Participant will be provided with access to a telephone, copy machine, fax machine and such other office equipment the Committee deems reasonable. The participant will also have the right to use a fractional share of a FTE for administrative support. The individual(s) providing such administrative support shall be determined by the Employers.
     4.2 Timing. The benefits listed in Section 4.1 shall begin on Participant’s Retirement Date and end no later than the tenth anniversary of the Retirement Date.
     4.3 Participants Rights; Beneficiaries Rights. Except as otherwise specifically provided, a Participant has no rights under this Plan. The providing of benefits under the Plan shall be a general, unsecured obligation of the Corporation to be provided by the Corporation from its own resources. No Participant shall have any title to or beneficial ownership in any assets, that the Corporation may provide access to under the Plan.
ARTICLE 5. RIGHTS OF PARTICIPANTS
     5.1 Employment. Nothing in this Plan shall interfere with or limit in any way the right of the Employers to terminate a Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Employers.
     5.2 Restrictions on Assignments. The interest of a Participant under this Plan may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void. The benefits hereunder shall not be (i) liable for or subject to the debts, contracts, liabilities, engagements, or torts of Participant, (ii) subject to garnishment, attachment, or other legal or equitable process or (iii) an asset in bankruptcy.
ARTICLE 6. ADMINISTRATION
     The Plan shall be administered by the Committee in accordance with any administrative guidelines and any rules that may be established from time to time by the Committee. The procedures, standards and provisions of this Plan confer no rights, duties or privileges upon Participants nor place obligations upon either the Board or the Corporation. Accordingly, the Committee may, in making such determinations hereunder, deviate from such procedures and standards in whatever manner that it, in its judgment, deems appropriate.
     The Committee shall have full power and authority to interpret, construe and administer the Plan and its interpretations and construction hereof, and actions hereunder, including the timing or form of any benefit to be provided by the Plan, and its decisions shall be binding and conclusive on all persons for all purposes.

     The Committee may name assistants who may be, but need not be, members of the Committee. Such assistants shall serve at the pleasure of the Committee, and shall perform such functions as are provided for herein and such other functions as may be assigned by the Committee.
     No member of the Committee or any assistant shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own willful misconduct or lack of good faith.
ARTICLE 7. REQUIREMENTS OF LAW
     7.1 Laws Governing. This Plan shall be construed in accordance with and governed by the laws of the State of Ohio.
     7.2 Withholding Taxes. The Corporation shall arrange with the Participants for the payment of any federal, state or local taxes required by the law to be withheld with respect to the benefits provided by the Plan.
     7.3 Plan Binding on Corporation, Employees and Their Successors. This Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and each Participant.
ARTICLE 8. FORFEITURES
     Notwithstanding any provision in this Plan to the contrary in the event the Committee finds
(a)	that a Participant has been discharged by an Employer in the reasonable belief (and such reasonable belief is the reason or one of the reasons for such discharge) that the Participant did engage in fraud against the Employer or anyone else, or

(b)	that a Participant has been convicted of a crime as a result of which it becomes illegal for his Employer to employ him or her, then any benefits to be provided under the Plan shall be forfeited and no longer provided to such Participant or to any person claiming by or through such Participant.

ARTICLE 9. MISCELLANEOUS
     In the event of the liquidation of the Corporation the Committee may make any provisions for providing the benefits to the Participants hereunder, which in the discretion of the Committee are appropriate and equitable under all circumstances and which are consistent with the spirit and purposes of these provisions.
ARTICLE 10. AMENDMENT AND DISCONTINUANCE
     The Corporation expects to continue this Plan indefinitely, but reserves the right, by action of the Committee to amend it from time to time or to discontinue it.
     Executed as of July 24, 2007 at Cleveland, Ohio.

NATIONAL CITY CORPORATION

By: